New Hampshire Thrift Bancshares, Inc. Announces Earnings for 2009

NEWPORT, NH -- (Marketwire - January 27, 2010) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the Bank), today reported consolidated net income for the year ended December 31, 2009 of $6,597,706, or $1.06 per share (fully diluted), compared to $5,725,072, or $0.99 per share (fully diluted), for the year ended December 31, 2008, an increase of $872,634, or 15.24%. For the quarter ended December 31, 2009, NHTB recorded net income of $1,774,172, or $0.28 per share (fully diluted), compared to $1,828,876, or $0.32 per share (fully diluted), for the quarter ended December 31, 2008, a decrease of $54,704, or 2.99%. The Company's returns on average assets and equity for the year ended December 31, 2009 were 0.73% and 7.75%, respectively, compared to 0.69% and 7.84%, respectively, for 2008.

The increase of $872,634 in net income for the year ended December 31, 2009 reflects an increase of $1,386,231, or 5.35%, in net interest and dividend income. Noninterest income increased $5,148,937, or 66.89%, for the year ended December 31, 2009, which includes the net gain on sales and calls of securities of $3,648,795 and the net gain on the sales of loans of $2,551,545, increases of $2,738,876 and $1,713,145, respectively, compared to the same period in 2008. For the year ended December 31, 2009, noninterest expense decreased $126,549, or 0.51%. The decrease of $54,704 in net income for the quarter ended December 31, 2009 includes an increase of $223,664, or 3.19%, in net interest and dividend income. Noninterest income increased $1,721,185, or 67.59%, for the three months ended December 31, 2009, which includes the net gain on sales and calls of securities of $2,080,179 and the net gain on the sales of loans of $468,693, increases of $1,275,876 and $362,306, respectively, compared to the same period in 2008. Noninterest expense decreased $561,638, or 8.15%, for the quarter ended December 31, 2009 as the three months ended December 31, 2008 included a non-recurring, non-cash charge of $680,872 due to an impairment charge on the Bank's mortgage servicing rights valuation. The Bank's interest rate margin remained flat at 3.46% at December 31, 2009 and December 31, 2008. Loan production for the year ended December 31, 2009 totaled $309,592,066, compared to $241,431,731 for the year ended December 31, 2008, an increase of $68,160,335, or 28.23%.

Total assets amounted to $962,601,187 at December 31, 2009, compared to $843,198,414 at December 31, 2008. Net loans held in portfolio decreased $16,387,684, to $620,332,606 at December 31, 2009, from $636,720,290 at December 31, 2008. The allowance for loan losses increased $3,924,320 to $9,518,632 at December 31, 2009, from $5,594,312 at December 31, 2008. Total deposits increased $81,075,443, or 12.41%, to $734,428,768 at December 31, 2009 from $653,353,325 at December 31, 2008. Advances from the Federal Home Loan Bank (FHLB) increased by $29,644,521, or 44.70%, from $66,317,485 at December 31, 2008 to $95,962,006 at December 31, 2009.

Stockholders' equity of $87,776,253 resulted in a book value of $13.48 per common share at December 31, 2009 based on 5,771,772 shares of common stock outstanding at December 31, 2009, an increase of $0.49 per share from a year ago. As previously announced, a regular quarterly dividend of $.13 per share is payable on January 29, 2010 to stockholders of record of January 22, 2010. The Bank remains well-capitalized with a Tier I Capital ratio of 8.45% at December 31, 2009. Non-performing loans as a percentage of total loans amounted to 0.99% at December 31, 2009 compared to 1.10% at December 31, 2008.

The Company's Annual Shareholder's Meeting will be held on May 13, 2010 at 10:00 a.m. in the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont.

                    New Hampshire Thrift Bancshares, Inc.
                        Selected Financial Highlights

                           Three Months Ended       Twelve Months Ended
                         12/31/2009   12/31/2008   12/31/2009   12/31/2008
                        ------------ ------------ ------------ ------------
Interest and Dividend
 Income                 $  9,846,896 $ 10,549,519 $ 39,384,142 $ 42,635,777
Interest Expense           2,610,884    3,537,171   12,076,182   16,714,048
Net Interest and
 Dividend Income           7,236,012    7,012,348   27,307,960   25,921,729
Provision for Loan
 Losses                    2,626,000      740,500    5,952,000    1,101,100
Noninterest Income         4,267,680    2,546,495   12,846,035    7,697,098
Noninterest Expense        6,333,198    6,894,836   24,491,780   24,618,329
Net Income              $  1,774,172 $  1,828,876 $  6,597,706 $  5,725,072
Net Income Available to
 Common Stockholders    $  1,644,100 $  1,828,876 $  6,103,445 $  5,725,072
Earnings Per Common
 Share, basic           $       0.28 $       0.32 $       1.06 $       1.00
Earnings Per Common
 Share, assuming
 dilution (1)           $       0.28 $       0.32 $       1.06 $       0.99
Dividends Declared      $       0.13 $       0.13 $       0.52 $       0.52

                                                  As of          As of
                                                12/31/09       12/31/08
                                              -------------  -------------

Total Assets                                  $ 962,601,187  $ 843,198,414
Loans receivable, net                           620,332,606    636,720,290
Securities                                      218,293,101     81,988,488
Total Deposits                                  734,428,768    653,353,325
Federal Home Loan Bank Advances                  95,962,006     66,317,485
Subordinated Debentures                          20,620,000     20,620,000
Stockholders' Equity                             87,776,253     74,677,092
Book Value of Common Shares Outstanding       $       13.48  $       12.99
Tier I Core Capital to Assets                          8.45%          8.12%
Common Shares Outstanding                         5,771,772      5,747,772
Return on Average Assets                               0.73%          0.69%
Return on Average Equity                               7.75%          7.84%
Non-performing Loans as a % of Total Loans             0.98%          1.10%

(1)  Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional information contact:
Stephen R. Theroux
President
603-863-0886